Exhibit 23.4

Independent Accountants’ Consent

We consent to the use of our report dated 31 January, 2007, with respect to the combined balance sheet of Orica Adhesives and Resins Business (a division of Orica Limited) as of September 30, 2006 and the related combined statement of operations and changes in owner’s net investment and comprehensive income for the year then ended included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report contains an explanatory paragraph that references an agreement entered into by Orica Limited, ultimate parent of the Orica Adhesives and Resins Business (a division of Orica Limited) (“the Division”) to sell the Division subject to regulatory approval, which was subsequently granted in December 2006. The combined financial statements of the Division as of September 30, 2006 do not reflect any adjustments to the assets and liabilities that might subsequently be necessary as a result of this transaction.

KPMG

Melbourne, Australia

April 16, 2007